SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WELLCHOICE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Stockholders have previously received the proxy materials dated April 5, 2004 in connection with the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of WellChoice, Inc. (the “Company”) to be held on May 19, 2004.

Subsequent to the date the proxy materials were disseminated, the Company issued a press release announcing that Philip Briggs, Chairman of the Company’s Board of Directors (the “Board”), will not stand for reelection at the Annual Meeting, and will therefore retire from the Board following such meeting.

The Company’s By-laws provide that upon reaching the age of 72, unless otherwise determined by the Board, an incumbent director will no longer be eligible for renomination by our Board to serve an additional term. To facilitate potential merger discussions which were ongoing, the Company had agreed to waive its normal retirement policy to permit Mr. Briggs to remain a participant and Mr. Briggs agreed. With the termination of the discussions, Mr. Briggs concluded it best to adhere to that policy and accordingly not to stand for re-election.

The Company will not propose a substitute nominee to its slate of nominees for the Board at the Annual Meeting. Accordingly, three rather than four Class II directors will be up for reelection, thereby reducing the size of the Board to 13 from 14. After giving effect to Mr. Briggs’ retirement, 10 of the 13 members of the Board, or approximately 77% of the Board, meet the Company’s director independence standards.

The election of a new Chairman is expected to occur immediately following the Annual Meeting at the Company’s regularly scheduled Board meeting.

There is no need for stockholders to take any action with regard to this revised information and this does not affect the proxy card previously sent to stockholders with the proxy materials dated April 5, 2004. Votes cast by proxy cards included in the proxy materials remain valid. Stockholders who have not yet voted may continue to use the proxy card they received with the initial mailing. However, the Company will not count the votes cast relating to the election of Mr. Briggs as a Class II Director.

A copy of the aforementioned press release appears below.

In addition, the proxy materials dated April 5, 2004 indicated, in Question 8 on page 2, that, as of the April 2, 2004 record date, 83,492,411 shares of common stock of the Company were issued and outstanding. The Company has determined that the correct number of shares of common stock of the Company issued and outstanding as of the April 2, 2004 record date was 83,673,822.

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
Deborah Loeb Bohren 212-476-3552
Lisa Greiner 212-476-7011

CHAIRMAN OF WELLCHOICE BOARD TO RETIRE

New York, NY (May 13, 2004) — WellChoice, Inc. (NYSE: WC) announced today that Philip Briggs, age 76, Chairman of the WellChoice Board of Directors, will not stand for reelection at the 2004 Annual Meeting of Stockholders on May 19, 2004, and will therefore retire from the Board following that meeting. The election of a new Chairman is expected to occur immediately following the Annual Meeting at the Company’s regularly scheduled Board meeting.

To facilitate potential merger discussions which were ongoing, the Company had agreed to waive its normal retirement policy to permit Mr. Briggs to remain a participant and Mr. Briggs agreed. With the termination of the discussions, Mr. Briggs concluded it best to adhere to that policy and accordingly not to stand for re-election.

“Phil has fulfilled the classic role of Chairman, taking on the role of CEO twice along the way during periods of transition,” said Michael A. Stocker, MD, President and CEO of WellChoice. “Under Phil’s leadership over the past eleven years, the company recovered from the attack on our headquarters at the World Trade Center, converted to a for-profit company, and has vastly improved its position in the New York market. We will miss him.”

The Company will not propose a substitute nominee to its slate of nominees for the Board of Directors at its upcoming Annual Meeting of Stockholders. Accordingly, three rather than four Class II directors will be up for reelection next week, thereby reducing the size of the Board to 13 from 14. After giving effect to Mr. Briggs’ retirement, 10 of the 13 members of the Board, or approximately 77% of the Board, meet the Company’s director independence standards.

Votes cast by proxy cards included in the proxy materials dated April 5, 2004 for the Annual Meeting of Stockholders remain valid. Stockholders who have not yet voted may continue to use the proxy card they received with the initial mailing. However, the Company will not count the votes cast relating to the election of Mr. Briggs as a Class II Director.

Mr. Briggs has been Chairman of the Company’s Board of Directors since July 1993. He also served as Chief Executive Officer from July 1993 until October 1993, and again from August 1994 until October 1994. Prior to that he was Vice-Chairman of Metropolitan Life Insurance Company from 1986 until 1993, and also served as Chief Financial Officer from 1990 until 1993. Mr. Briggs held a variety of other positions at Met Life between 1977 and 1986, including Executive Vice President and as a member of the Corporate Executive Office.

***

About WellChoice

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our health insurance programs or changes in membership; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation; and the potential loss of our New York City account. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2004.

3